David Schick
137-40 75th Road
Flushing, New York 11367

March 4, 2002

Re: Amendment of Employment Agreement Between Schick Technologies, Inc. (the "Company") and David Schick, dated December 20, 2001.

Dear David:

      Pursuant to the Resolution of the Company's Board of Directors, adopted February 19, 2002, this letter serves to amend the Employment Agreement entered into between Schick Technologies, Inc. and David Schick, dated December 20, 2001, by deleting therefrom Section III, paragraph 3, and replacing it with the following provision:

      One hundred fifty thousand (150,000) employee stock options, to be issued as follows, pursuant to the Company's 1996 Employee Stock Option Plan: (i) 50,000 of such options shall be issued as of December 20, 2001, and shall have an exercise price equal to $1.05; and the remaining 100,000 of such options shall be issued as of February 19, 2002, and shall have an exercise price of $2.37; and (ii) the options shall vest in increments of one-third over the 3-year term of this Agreement (i.e., 50,000 shall be vested as of December 20, 2002, an additional 50,000 shall be vested as of December 20, 2003, and the remaining 50,000 shall be vested as of December 20, 2004).

      Kindly acknowledge your agreement with the contents of this letter by signing below.

      Thank you,


      /S/ Jeffrey Slovin                   /S/ David Schick
      ------------------                   ----------------
      Jeffrey Slovin                       David Schick
      President & C.O.O.                   C.E.O.